Exhibit 99.4

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

   COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/wl Use the Internet to vote your proxy until 12:00 p.m. (CT) on [ ], 2011. Please have your proxy card and Social Security Number or Tax Identification Number available.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on [ ], 2011. Please have your proxy card and Social Security Number or Tax Identification Number available.

MAIL – Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

To Wilmington Trust Common Stockholders,
You are cordially invited to attend a Special Stockholders’ Meeting, to be held at [          ], at [          ] on [          ].
The enclosed proxy statement/prospectus provides you with more details about items that will be addressed at the Special Meeting. After reviewing the proxy statement/prospectus, please sign, date, and indicate your vote for the items listed on the proxy card below and return it in the enclosed, postage-paid envelope whether or not you plan to attend the Special Meeting.
Thank you for your prompt response.
Sincerely,
Donald E. Foley
Chief Executive Officer
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To adopt the Agreement and Plan of Merger, or merger agreement, dated as of October 31, 2010, by and among M&T Bank Corporation, a New York corporation, MTB One, Inc., a Delaware corporation and wholly owned direct subsidiary of M&T, and Wilmington Trust Corporation, pursuant to which MTB One, Inc. will merge with and into Wilmington Trust Corporation	☐ For	☐ Against	☐ Abstain

2.	To adjourn, postpone or continue the Special Meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WILMINGTON TRUST CORPORATION
SPECIAL STOCKHOLDERS’ MEETING
[       ]
[       ]
[       ]
Notice of Internet Availability of Proxy Materials:
You can access and review the Proxy Statement/Prospectus on the Internet by going to the following website: http://materials.proxyvote.com/971807

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on [  ], 2011.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, or voting by telephone or the Internet, you revoke all prior proxies and appoint David R. Gibson and Michael A. DiGregorio, and each of them, acting in the absence of the other, with full power of substitution, to vote your shares on the matter shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.
See reverse for voting instructions.